Exhibit 99.1

SP Acquisition Holdings, Inc. Receives Extension Notice from Exchange

NEW YORK, NY, May 12, 2009 - SP Acquisition Holdings, Inc. (SYMBOL: DSP) (the "Company") announced today that, as previously disclosed on February 10, 2009, it had received a letter from the Corporate Compliance Department of NYSE AMEX LLC (the “Exchange”), notifying the Company that it is below certain of the Exchange’s continued listing standards in that it had failed to hold an annual meeting of stockholders in 2008, in violation of Section 704 of the NYSE AMEX LLC Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on March 9, 2009 presented its plan to the Exchange (the “Plan”).

By letter dated May 4, 2009, received by the Company on May 11, 2009, the Exchange notified the Company that it accepted the Company’s Plan and granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE AMEX LLC.

About SP Acquisition Holdings, Inc.

SP Acquisition Holdings, Inc. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets, with a focus on the United States, Europe and Asia, that may provide significant opportunity for growth, but not limited to a particular industry.

Contact:	John McNamara Steel Partners 590 Madison Avenue, 32nd Floor New York, NY 10022 Tel. (212) 520-2300